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                                                                    EXHIBIT 99.1


                              N E W S R E L E A S E

(KING PHARMACEUTICALS LOGO)
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE


                 KING PHARMACEUTICALS PROVIDES FINANCIAL UPDATE

BRISTOL, TENNESSEE, December 8, 2004 - King Pharmaceuticals, Inc. (NYSE:KG) today reported that it will restate its previously reported financial results for 2002, 2003 and the first six months of 2004 to give earlier recognition to expenses primarily relating to product returns. King is continuing to evaluate whether financial results for any earlier periods require restatement. The Company believes the restatement will have no effect on King's reported net sales results for any future periods.

King made the determination to restate prior period results in connection with its previously announced review of its reserve for product returns. King determined that a thorough evaluation of its returns reserve was prudent in light of the high level of product returns it experienced in connection with the successful implementation of inventory management agreements with the Company's key wholesale customers and information obtained pursuant to such agreements. As a result, King has not formally closed or reported final financial results for the third quarter of 2004, but instead announced preliminary financial results on October 28, 2004.

King has determined, through discussions by management and the audit committee with the Company's independent auditors, that the restatement is necessitated due to methodological flaws concerning the timing of expense recognition for product returns. Accordingly, the Company determined on December 7, 2004, that it is required to restate its previously reported financial results for 2002, 2003 and the first six months of 2004, and such previously reported financial results should no longer be relied upon. The errors made resulted from policies adopted in good faith and after discussion with the Company's independent auditors. The primary effect of this restatement will be to record in prior periods expenses relating to product returns that previously were or would have been recognized during the first nine months of 2004. The restatement will also shift to earlier periods other immaterial expenses and other items that were or would have been recognized during the first nine months of 2004, which the Company has now determined should have been recognized in earlier periods.

Excluding the effect of a change to King's previously released preliminary financial results for the three and nine months ended September 30, 2004 which is discussed below, the restatement is expected to increase King's previously announced preliminary net sales for the first nine months of 2004 by $54.3 million, and preliminary net income for the first nine months of 2004 by $36.5 million, or $0.15 per share. The restatement is also expected to decrease previously reported net sales and net income in prior periods by approximately the same aggregate amounts. Separate and apart from changes arising from the restatement, King has recorded as a subsequent event an additional special item in the third quarter ended September 30, 2004 resulting in a charge of $4.7 million, $3.0 million net of tax, to reflect an impairment of intangible assets



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associated with Tapazole(R) (methimazole tablets, USP) and Procanbid(R)
(procainamide hydrochloride extended-release tablets).

As a result of the restatement, net sales in 2003 are expected to be reduced by $16.5 million. Net income in 2003 is expected to be reduced by $13.9 million, or $0.06 per share. With respect to the remaining $37.6 million of net sales, and $23.8 million of net income relating to the above-described errors that arose prior to 2003, the Company is still in the process of determining whether those amounts should all be reflected in 2002, or whether financial results for 2000 and/or 2001 should also be restated. In accordance with generally accepted accounting principles, errors should be corrected in the period in which they arose unless they were not material either to that period or to the subsequent period in which they otherwise would be recorded. The Company has not yet completed its evaluation of the errors that arose in 2000 and 2001. The Company expects to complete its evaluation, and provide appropriate disclosure of the final financial results for the third quarter of 2004 and restated financial results for previously reported periods, prior to year-end.

The errors which give rise to the restatement discussed above are unrelated to the ongoing investigations of the Company by the U.S. Securities and Exchange Commission ("SEC") and the Office of the Inspector General ("OIG") of the Department of Health and Human Services.

As previously reported, Mylan Laboratories Inc. and King have signed a definitive agreement under which Mylan is to acquire King in a stock-for-stock merger transaction. The transaction is subject to certain closing conditions, including a condition that would permit Mylan not to close the merger if there were a restatement of King's previously issued financial statements. The Company has informed Mylan of the matters described in this release. Mylan has not notified the Company as to whether it intends to assert that it will not close the merger with King as a result of the restatement.

ABOUT KING PHARMACEUTICALS

King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.

ABOUT FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements which reflect management's current views of future events and operations, including, but not limited to, statements pertaining to the completion of King's evaluation of its historical reserve for returns; statements pertaining to the effect of the restatement on King's previously issued financial statements and future financial results; and statements pertaining to the planned disclosure of final financial results for the third quarter of 2004 and restated financial results for previously reported periods prior to year-end.

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These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause actual results to differ materially from the forward-looking statements include: dependence on the final outcome of the evaluation of the Company's historical reserve for product returns; and dependence on the Company's ability to provide its disclosures as planned. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of King's Form 10-K for the year ended December 31, 2003 and Form 10-Q for the second quarter ended June 30, 2004 which are on file with the SEC. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

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                                    Contact:


   James E. Green, Executive Vice President, Corporate Affairs - 423-989-8125


                                EXECUTIVE OFFICES
        KING PHARMACEUTICALS o 501 FIFTH STREET, BRISTOL, TENNESSEE 37620